SAVINGS INSTITUTE BANK & TRUST COMPANY
DIRECTOR DEFERRED FEE PLAN

This Savings Institute Bank & Trust Company Director Deferred Fee Plan (the “Plan”) reflects the consolidation of all individual deferral agreements which Directors maintained with the Bank prior to the Effective Date and provides a vehicle for eligible Directors to defer the payment of future Fees to a later date in accordance with the terms of this Plan. The Plan is intended to be unfunded for tax purposes and to comply with the requirements of Section 409A of the Code, as amended and the Treasury regulations or any other authoritative guidance issues thereunder.

Article 1
Definitions

1.1    Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1.1     “Change in Control” means any one of the following events occur:

(i)
Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank immediately before the merger or consolidation.

(ii)
Acquisition of Significant Share Ownership: A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(iii)
Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)	Sale of Assets: The Company sells to a third party all or substantially all of its assets.

1.1.2     “Code” means the Internal Revenue Code of 1986, as amended.

1.1.3     “Deferral Account” means the Bank’s accounting of a Director’s accumulated Deferrals plus accrued interest.

1.1.4     “Deferrals” means the amount of a Director’s Fees, which a Director elects to defer according to this Plan.

1.1.5     “Disability” means a Director’s inability to perform substantially all normal duties of a Director, as determined by the Bank’s Board of Directors in its sole discretion. As a condition to any benefits, the Bank may require the Director to submit to such physical or mental evaluations and tests as the Board of Directors deems appropriate.

1.1.6     “Effective Date” means December 1, 2013.

1.1.7     “Election Form” means the Form attached as Exhibit A.

1.1.8    “Fees” means the total fees payable to a Director in cash.

1.1.9	“Plan Year” means the calendar year.
1.1.10     “Prime Rate” means the prime rate reported in the Wall Street Journal on the last business day of the preceding Plan Year.

1.1.11     “Termination of Service” shall mean a “Separation from Service” as defined under Section 409A of the Code. Section 409A defines a Separation of Service as a termination of a Director’s services (whether as director, employee or as an independent contractor) to the Company and the Bank for reasons other than death or disability. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Director reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Director would perform after such date (whether as a director, employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as a director, employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

Article 2
Eligibility and Deferral Elections

2.1    Eligibility. All Directors are eligible to participate in the Plan.

2.2     Election. In order to participate in the Plan, a Director must file an Election Form for each Plan Year. Deferral elections for a given Plan Year must be made no later than December 31st of the preceding Plan Year or, for new Directors, within thirty (30) days of initial eligibility to participate in the Plan.

2.3    Election Changes.

2.3.1     Generally. The Director may modify the amount of Fees to be deferred annually by filing a new Election Form with the Bank prior to the beginning of the Plan Year in which the Fees are to be deferred. The modified deferral election shall not be effective until the Plan Year following the year in which the subsequent Election Form is received and approved by the Bank. The new Election Form may be used to change the Director’s distribution option; however, the change: (i) may not accelerate the payment of the Director’s Deferral Account, (ii) must be made at least 12 months prior to the scheduled distribution date, and (iii) must postpone payment (or the commencement of payments) for at least 5 years from the scheduled distribution date

2.3.2     Hardship. If an unforeseeable financial emergency (as defined under Section 4.3 of this Plan) occurs, a Director, by written instructions to the Bank, may reduce future deferrals under this Plan in accordance with Section 409A of the Code.

Article 3
Deferral Account

3.1    Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each participating Director and shall credit to the Deferral Account the following amounts:

3.1.1     Deferrals. The Fees deferred by a Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2     Interest.

(a)
Fees Deferred Prior to the Effective Date under Individual Agreements with the Bank. The Fees deferred (and interest earned) under each Director’s individual deferral agreement (if any) have been credited to each respective Director’s Deferral Account under this Plan as of the Effective Date. Interest is to be credited on these transferred funds at the Prime Rate (subject to the terms of this subparagraph (a) on the first business day of the Plan Year, compounded monthly. The interest rate determined as of the first business day of the Plan Year shall be used for the entirety of the Plan Year. Interest credited to Director Deferral Accounts with respect to any Plan Year under this subparagraph (a) shall not be less than six percent (6%) or greater than twelve percent (12%).

(b)
Fees Deferred After the Effective Date of the Plan. Fees deferred after the Effective Date will earn Interest based on the Prime Rate, subject to the terms of this subparagraph (b). The interest rate shall be credited on the first business day of the Plan Year, compounded monthly. The interest rate determined as of the first business day of the Plan Year shall be used for the entirety of the Plan Year. The Board may alter the interest crediting formula under this subparagraph (b) prospectively with respect to any future Plan Year. Interest credited to Deferral Accounts with respect to any Plan Year under this subparagraph (b) shall not be less than four (4) percent or greater than twelve (12) percent.

3.2    Statement of Accounts. The Bank shall provide each participating Director, within one hundred twenty (120) days after the end of the Plan year, a statement setting forth the Deferral Account balance as of the end of such Plan Year.

3.3     Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan. The Deferral Account is not a trust fund of any kind. Each participating Director is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay such benefits. Director rights under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by a participating Director’s creditors.

Article 4
Distribution of Benefits

4.1     Termination of Service Benefit. Upon Termination of Service, the Bank shall pay to a Director the benefit described in this Section 4.1 in lieu of any other benefit under this Plan.

4.1.1     Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance as of a Director’s Termination of Service date.

4.1.2     Payment of Benefit. The Bank shall pay the benefit to the Director in the form elected by the Director on the Election Form. If the Director elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the Director’s date of Termination of Service.

4.2     Change of Control Benefit. Upon Termination of Service within 12 months of a Change of Control, the Bank shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Plan.

4.2.1     Amount of Benefit. The benefit under this Section 4.3 shall be the balance of the Director’s Deferral Account on the date of the Director’s Termination of Service.

4.2.2     Payment of Benefit. The Bank shall pay the benefit to the Director in the form of a lump sum payment. This lump-sum payment shall occur within 30 days after the date of the Director’s Termination of Service.

4.3     Hardship Distribution. Upon the Board of Director’s determination (following petition by a Director) that a Director has suffered an unforeseeable financial emergency as described below, the Bank shall: (i) terminate the then effective deferral election of the Director to the extent permitted under Section 409A, and (ii) distribute to the Director all or a portion of the Deferral Account balance as determined by the Bank, but in no event shall the distribution be greater than the amount determined by the Bank that is necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship); provided, however, that such distribution shall be permitted solely to the extent permitted under Section 409A. For purposes of this Plan, “unforeseeable emergency” means a severe financial hardship to a Director resulting from (a) an illness or accident of the Director, the Director’s spouse or a dependent (as defined in Code Section 152(a)) of the Director, (b) a loss of the Director’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, each as determined to exist by the Bank.

4.4     Entitlement to Benefits. Except to the extent provided in Section 5, a Director shall become entitled to receive a benefit under the Plan only if he or she experiences a Termination of Service for reasons other than Cause and only after the earlier of (i) the date he attained age 65 (or as otherwise indicated in Exhibit A); or (ii) the date that the sum of his or her age and Years of Service equals at least 80.

Article 5
Death Benefits

5.1     Death During Active Service. If the Director dies while in the active service of the Bank, the Bank shall pay to the Director’s beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Plan.

5.1.1    Amount of Benefit. The benefit under Section 5.1 is the Deferral Account balance on the date of the Director’s death.

5.1.2     Payment of Benefit. The Bank shall pay the benefit to the beneficiary in the form elected by each Director on his or her Election Form. If a Director elected to receive his benefit in the form of installments, the Bank shall continue to credit interest on the remaining Deferral Account balance during any applicable installment period fixed at the rate in effect under Section 3.1.2 on the date of the Director’s death.

5.2     Death During Benefit Period. If a Director dies after benefit payments have commenced under this Plan but before receiving all such payments, the Bank shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6
Beneficiaries

6.1     Beneficiary Designations. The Director shall designate a beneficiary by filing a written designation with the Bank. The Director may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and received and approved by the Bank during the Director’s lifetime. The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s estate.
6.2     Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property (as determined by the Bank), the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 7
Amendments and Termination

7.1    Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Directors, by action of its full Board of Directors. The termination of the Plan shall not adversely affect any Director’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Director or beneficiary to be paid Plan benefits accrued through the date of termination in accordance with the Plan terms and the Director’s distribution elections in effect at the time of termination.

7.2    Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its full Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Director in his or her Deferral Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Director’s distribution elections in effect at the time of the amendment or modification.

Article 8
Miscellaneous

8.1    Binding Effect. This plan shall bind each Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

8.2     No Guarantee of Service. This Plan is not a contract for services. It does not give a Director the right to remain a Director of the Bank. It also does not require a Director to remain a Director nor interfere with the right of a Director to terminate service at any time.

8.3    Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4    Tax Withholding. The Bank is authorized to withhold any taxes that it believes are required to be withheld from the benefits provided under this Plan.

8.5     Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

8.6     Recovery of Estate Taxes. If the Director’s gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Plan, and if the beneficiary is other than the Director’s estate, then the Director’s estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Plan, an amount by which the total estate tax due by the Director’s estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director’s gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Bank for a lump sum payment in an amount not to exceed the lesser of the beneficiary’s liability hereunder and the balance remaining in the Deferral Account.

8.7     Unfunded Arrangement. Each participating Director and beneficiary of such Director are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance which the Bank may have procured in connection with this Plan on a Director’s life is a general asset of the Bank to which a Director or beneficiary of the Director have no preferred or secured claim.

8.8     Reorganization. In the event of any merger, consolidation or acquisition where the Bank or Company is not the surviving entity or resulting corporation, or upon transfer of all or substantially all of the assets of the Bank, this Plan shall continue and be in full force and effect and shall be binding upon such surviving entity, resulting corporation, or transferee.

8.9 Entire Agreement. This Plan constitutes the entire agreement between the Bank and each participating Director as to the subject matter hereof. No rights are granted to a Director by virtue of this Plan other than those specifically set forth herein.

8.10     Administration. The Bank shall have powers which are necessary to administer this Plan, including but not limited to:

8.10.1    Interpreting the provisions of the Plan;

8.10.2    Establishing and revising the method of accounting for the Plan;

8.10.3    Maintaining a record of benefit payments; and

8.10.4    Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

8.11     Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Bank shall be the named fiduciary and plan administrator under the Plan. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.12     Aggregation of Employers. To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service (as defined in Section 409A) and for any other purposes under the Plan as Section 409A of the Code shall require.

    8.13     Specified Employees. Notwithstanding any other provision of the Plan to the contrary, if when a Termination from Service occurs a Director is a Specified Employee, the Director’s benefit shall be paid to the Director in a single lump sum without interest on the first payroll date of the seventh month following the date on which the Termination from Service occurs.

8.14     Section 409A. It is intended that this Plan be (a) an arrangement that is not qualified within the meaning of Section 401(a) of the Code, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Directors. This Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

As approved by the Savings Institute Bank & Trust Company on December 18, 2013 and effective as of December 1, 2013.

________________________________
Laurie Gervais
Corporate Secretary